                                EXHIBIT 10.9.1

                                                      [Composite Conformed Copy]



                          AMENDMENT NO. 1 AND CONSENT

                         dated as of December 1, 1993

                                      to

                               CREDIT AGREEMENT

                          dated as of March 20, 1992

                                     among

                              SAFETY-KLEEN CORP.

                          the BANKS signatory thereto

                                      and

                           THE CHASE MANHATTAN BANK
                            (NATIONAL ASSOCIATION),
                                   as Agent

                AMENDMENT NO. 1 AND CONSENT TO CREDIT AGREEMENT


  THIS AMENDMENT NO. 1 AND CONSENT dated as of December 1, 1993 among SAFETY-KLEEN CORP., the BANKS signatory hereto and THE CHASE MANHATTAN BANK (NATIONAL ASSOCIATION), as Agent.


                              W I T N E S S E T H
                              - - - - - - - - - -

  WHEREAS, the parties hereto have entered into a Credit Agreement dated as of March 20, 1992 (the "Agreement");

  WHEREAS, in connection with the circumstances described in Exhibit A hereto (the "Charge"), the Borrower will breach Section 8.01 and Section 8.04 of the Agreement;

  WHEREAS, in order to avoid such breaches of the Agreement, the Borrower has requested, and the Banks have agreed, to amend Section 8.01 and waive compliance with Section 8.04 of the Agreement, as more fully set forth below; and

  WHEREAS, the parties hereto desire to amend Section 11.01 of the Agreement in certain respects, as more fully set forth below;

  NOW, THEREFORE, the parties hereto agree as follows:

  SECTION 1. Definitions.
             -----------
  Unless otherwise specifically defined herein, each term used herein which is defined in the Agreement shall have the meaning assigned to such term in the Agreement.

  SECTION 2. Consent to Charge.
             -----------------
  The Borrower and the Banks hereby agree as follows:

  (a) Section 8.01 is hereby amended to delete the words "$425,000,000 plus 50%" and insert in their stead the words "$289,000,000 plus 50%."

  (b) Any non-compliance with Section 8.04 of the Agreement for the last fiscal quarter of 1993 is hereby waived.

  (c) For the purposes of clause (a) in the definition of "Material Adverse Effect", the Charge will not be deemed to be a negative impact.

    SECTION 3. Amendment of Section 11.01 of the Agreement.
               -------------------------------------------

    Section 11.01 of the Agreement is amended to read as follows:

    "Section 11.01. Amendments and Waivers. Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be amended or modified only by an instrument in writing signed by the Borrower, the Agent and the Required Banks, or by the Borrower and the Agent acting with the consent of the Required Banks and any provision of this Agreement may be waived by the Required Banks or by the Agent acting with the consent of the Required Banks; provided that no amendment, modification or waiver shall, unless by an instrument signed by all of the Banks or by the Agent acting with the consent of all of the Banks: (a) increase or extend the term, or extend the time or waive any requirement for the reduction or termination, of the Commitments, (b) extend the date fixed for the payment of principal of or interest on any Loan, (c) reduce the amount of any payment of principal thereof or the rate at which interest is payable thereon or any fee payable hereunder, (d) alter the terms of this Section 11.01, (e) amend the definition of the term 'Required Banks' or (f) waive any of the documentary conditions precedent set forth in Section 4.01 hereof and provided, further, that any amendment of Article 10 hereof or any amendment which increases the obligations of the Agent hereunder shall require the consent of the Agent. No failure on the part of the Agent or any Bank to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof or preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law."

     SECTION 4. Representations.
                ---------------

     The Borrower represents and warrants:

     (a) Each of the representations and warranties contained in Article 5 of the Agreement is true and correct on the date hereof as though made on and as of the date hereof and as if each reference in such Article 5 to "this Agreement" and "the Notes" included reference to this Amendment No. 1 and Consent and no event has occurred and is continuing which constitutes a Default or Event of Default.

     (b) The execution, delivery and performance by the Borrower of the Agreement, as amended hereby, have been duly authorized by all necessary corporate action.

     (c) Upon the effectiveness of this Amendment No. 1 and Consent pursuant to
Section 5, the Agreement as amended hereby, will constitute a valid and binding obligaton of the Borrower.

     SECTION 5. Effectiveness.
                -------------

     This Amendment No. 1 and Consent shall be effective as of the date hereof when the parties hereto shall have each executed a counterpart hereof and delivered the same to the Agent.

     SECTION 6. Effect of Amendment on Agreement; Ratification and Confirmation
                ---------------------------------------------------------------
of Agreement, as Amended.
- ------------------------

     On and after the effective date of this Amendment No. 1 and Consent each reference in the Agreement to "this Agreement", "hereunder", "hereof", or words of like import referring to the Agreement, and each reference in the Notes referring to "the Agreement", "thereunder", "thereof", or words of like import referring to the Agreement, shall mean the Agreement as amended by this Amendment No. 1 and Consent. The Agreement, as amended by this Amendment No. 1 and Consent, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

     SECTION 7. Amendment Fee.
                -------------

     The Borrower will pay to the Banks a non-refundable amendment fee, in an amount acceptable to the Agent in its sole discretion. The amendment fee shall be payable to the Banks pro rata in accordance with their respective Commitments. The amendment fee shall be due and payable on December 31, 1993, and fully earned when due. If the amendment fee is not fully paid when due, this Amendment No. 1 and Consent shall become void and of no effect.

     SECTION 8. Counterparts.
                ------------

     This Amendment No. 1 and Consent may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     SECTION 9. Section Headings.
                ----------------

     The Section headings in this Amendment No. 1 and Consent are inserted for convenience only and shall not be part of this instrument.

     SECTION 10. GOVERNING LAW.
                 -------------

     THIS AMENDMENT NO. 1 AND CONSENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

     SECTION 11. Entire Agreement.
                 ----------------

     This Amendment No. 1 and Consent and the Agreement as amended hereby constitute the entire agreement and understanding between the parties hereto and supersede any and all prior agreements and understandings relating to the subject matter hereof.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 and Consent to be executed as of the date first above written.

                                       SAFETY-KLEEN CORP.


                                       By:/s/ Laurence M. Rudnick
                                          -----------------------
                                          Title:  Treasurer


                                       By:
                                          -----------------------
                                          Title:


                                       THE CHASE MANHATTAN BANK
                                          (NATIONAL ASSOCIATION), as Agent


                                       By:/s/ Thomas T. Daniels
                                          -----------------------
                                          Title:  Vice President


                                       THE CHASE MANHATTAN BANK
                                          (NATIONAL ASSOCIATION)


                                       By:/s/ Thomas T. Daniels
                                          -----------------------
                                          Title:  Vice President


                                       THE NORTHERN TRUST COMPANY


                                       By:/s/ John R. Falb
                                          -----------------------
                                          Title:  Vice President

                                       THE FIRST NATIONAL BANK OF CHICAGO


                                       By: /s/  Armund J. Schoen, Jr.
                                           -------------------------------------
                                           Title: Vice President


                                       NBD BANK, N.A.


                                       By: /s/  Steven K. Wagner
                                           -------------------------------------
                                           Title: Second Vice President

                                                                       EXHIBIT A

                                                        Safety-Kleen Corp.
                                                        1000 N. Randall Road
                                                        Elgin, Illinois 60123

              [Safety-Kleen Logo]   N E W S             (708) 697-8460

                                                        For further information:

FOR RELEASE:  IMMEDIATELY                     CONTACT:  ROBERT W. WILLMSCHEN
                                                        (708) 468-2002
                                                        LARRY RUDNICK
                                                        (708) 468-2408


SAFETY-KLEEN CORP. REPORTS RESTRUCTURING PLAN

ELGIN, IL, December 13, 1993 -- Safety-Kleen Corp. (NYSE: SK) announced today that it has developed a restructuring plan based on conversion of its core
Parts Cleaner Service to new technology and a comprehensive review of all of its operations. The Company had previously announced on October 4, 1993 that it would develop such a plan. The Company said it would record a special charge of $229 million ($136 million after tax or $2.36 per share) in the fourth quarter related to the restructuring plan and a change in accounting for the cost of environmental remediation at the Company's facilities. Further, the Company said it expects a net earnings benefit in 1994 in the range of $12 million to $15 million as a direct result of these actions.

The Company said that the pretax special charge includes $179 million related to the restructuring plan and $50 million related to a change in accounting for remediation costs. It further said that the pretax restructuring charge of $179 million includes $117 million of asset writedowns and $62 million of other restructuring charges. The after-tax total special charge of $136 million includes an estimated $39 million of costs that will require cash outflows in the future ($3 million in 1993 and 1994 and $36 million thereafter) and $97 million of non-cash items.

Donald W. Brinckman, Chairman and Chief Executive Officer of Safety-Kleen, said, "We have been extremely disappointed with our poor operating results during 1993. As a result, we undertook a comprehensive review of our operations and developed a strategic restructuring plan which we believe better focuses the Company on our core environmental services and reduces our current cost structure. We believe it also improves the value of these services, particularly our parts cleaner services, to our customers."

"A major factor in our sluggish earnings performance in 1993 is the lack of growth in our core parts cleaner service," Brinckman added. "We believe this is due to a number of factors, including customers' desires to minimize hazardous waste generation and/or reduce costs, as well as the sluggish economy. We believe that the new filtration parts cleaner service we have been test marketing represents a substantial increase in the value of our service and responds to the changing needs of the marketplace. The new parts cleaner extends the life of the solvent and reduces the number of annual services required. As a result, the customer generates less waste and the annual cost of the service is less. We have priced the service such that the customer, on an annual basis, will pay approximately 10% less than he currently pays for our standard parts cleaner service. However, since the unit is serviced less frequently, our annual service cost is also lower. If the customer uses the recommended service intervals, we expect our annual gross profit margins on the new service will be higher than on the existing service."

Brinckman said, "As part of the restructuring plan, we have provided for the writedown of the cost of parts cleaner machines which we expect to replace with the new filtration parts cleaners, as well as the cost of converting the customers to the new machines. We plan a major effort to convert a large portion of our current parts cleaner service customers to the new filtration parts cleaner service over the next two to three years. This new service has been well received in our test markets and we believe it will result in better customer retention and market penetration."

"The anticipated conversion of a large portion of our parts cleaners to the new technology will reduce the amount of solvent recycling capacity required," Brinckman said. "We plan to close our Clayton, New Jersey recycling plant in 1994. We have provided for this as well as certain other capacity reductions in our restructuring charge."

Brinkckman said, "With the anticipated future collection of less spent solvent from our parts cleaner service, we plan to convert many of our branch permitted hazardous waste storage facilities to transfer locations, eliminating the need for permits required under the Resource Conservation and Recovery Act (RCRA), thus reducing unnecessary operating costs driven by RCRA-imposed requirements. The restructuring charge includes the write-off of the capitalized cost of the permits at the affected facilities."

The Company said that other elements of the restructuring plan include the following:

     .  a workforce reduction of approximately 375 jobs

     . discontinuing certain minor business activities, including the sale of Allied Products, that are not essential to providing customers with quality environmental services

     . writedown of goodwill and other assets of certain business operations that have sustained economic impairment affected by changes in market and regulatory conditions

     . consolidation of the Company's accumulation and distribution centers to improve operating efficiencies


The Company said that the $50 million charge represents a change in accounting principles and a change in estimate for remediation costs relating to all operating and previously-closed sites prior to conducting detailed individual site investigations to ascertain the existence and extent of contamination.

Brinckman said, "We expect a net earnings benefit in 1994 in the range of $12 million to $15 million as a direct result of cost reductions and other actions resulting from the restructuring plan and accounting change. This does not include the impact of potential higher margins and growth as a result of our new filtration parts cleaner service or the impact of potential growth in any of our other businesses."

"We also plan to keep a tight rein on capital expenditures," Brinckman added. "Our capital expenditures are currently expected to be in the range of $100 million in both 1993 and 1994, down from $168 million in 1991 and $143 million in 1992."

Brinckman concluded, "We believe that the actions we have taken will enhance the value of our services to our customers and provide better returns for our shareholders."

Safety-Kleen Corp. is the world's largest recycler of automotive and industrial hazardous and non-hazardous fluids. Safety-Kleen's common stock is traded on the New York Stock Exchange under the trading symbol SK.


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